Exhibit 4.2

SUPPLEMENTAL DECLARATION AMENDMENT

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated August 24, 2005

1.

Definitions

“Declaration of Trust” means the Amended and Restated Declaration of Trust of the Trust dated August 24, 2005;

“Supplemental Declaration Effective Date” means such day that is the seventh clear trading day on the Toronto Stock Exchange following the Supplemental Declaration Effective Time or such other day or days as the Trustees may determine;

“Supplemental Declaration Effective Time” means the first moment in time on the Supplemental Declaration Effective Date(s); and

“Trust” means the Fording Canadian Coal Trust.

Any capitalized terms used and not expressly defined herein have the meaning set out in the Management Information Circular of the Trust dated April 2, 2005.

2.

Amendment of the Declaration of Trust

As of the Supplemental Declaration Effective Date(s), the Declaration of Trust is hereby amended to provide for a three-for-one subdivision of the outstanding Units held by Unitholders (other than Dissenting Unitholders) as of the Supplemental Declaration Effective Time(s).

For certainty, the Supplemental Declaration Effective Date and the Supplemental Declaration Effective Time may be different for different groups of Unitholders.

IN WITNESS WHEREOF the Chairman of the Trustees of the Trust, having been duly authorized by the Unitholders of the Trust, have caused these presents to be signed as of the date first above written.

SIGNED & DELIVERED

In the presence of

“Colin S. Grierson”	“Michael A. Grandin”
Witness	Michael A. Grandin